Exhibit 99.1

SKYX Pre-Announces Record Second Quarter 2025 Revenues of $23.1 Million Compared to First Quarter Revenues of $20.1 Million, as it Continues to Grow Market Penetration

SKYX Revenues Increased in 6 Consecutive Quarters from Q1 2024 Through Q2 2025 with $19M in Q1/24, 21.4M in Q2/24, $22.2M in Q3/24, $23.7M in Q4/24, $20.1M in Q1/25, and $23.1M in Q2/25

Company Expects Its Products to Be in 40,000 Units/Homes by The End of Q2 2025 in the U.S and Canada Through Retail and Pro Segments

SKYX Continues to Leverage its Cash Position Through its E-Commerce Platform of 60 Websites among Other Methods Including Support from Strategic Investors and Insiders

SKYX Management Expects Upcoming Product Launches, Including Smart Heater Fans, to Drive Path to Cash Flow Positivity in 2025

As The Company Continues to Grow Market Penetration Through the Razor and the Blades Model, SKYX’s Technologies Provide Additional Opportunities for Future Recurring Revenues Through Interchangeability, Upgrades, Monitoring and Subscriptions

MIAMI, July 31, 2025 (GLOBE NEWSWIRE) — SKYX Platforms Corp. (NASDAQ: SKYX) (“SKYX” or the “Company”), a highly disruptive smart home platform technology company with over 97 issued and pending patents globally and a growing portfolio of over 60 lighting and home décor websites, with a mission to make homes and buildings become smart, safe, and advanced as the new standard, today announced record pre-audited financial results for the second quarter ended June 30, 2025, with revenues of $23.1 million, compared to $20.1 million in the first quarter of 2025.

SKYX achieved 6 consistent quarters with revenue growth from first quarter 2024 through second quarter 2025, reporting:

●	$19 million in the first quarter 2024
●	$21.4 million in the second quarter 2024
●	$22.2 million in the third quarter 2024
●	$23.7 million in the fourth quarter 2024
●	$20.1 million in the first quarter 2025
●	$23.1 million in the second quarter 2025

Rani Kohen, Founder/Inventor and Executive Chairman of SKYX Platforms, said: “We are extremely proud to report record second-quarter revenues as we continue to build on six straight quarters of growth. Our expanding presence across retail and pro channels, supported by our e-commerce platform and innovative technologies, positions us to redefine the smart home standard. We remain focused on scaling our footprint and unlocking long-term value through recurring revenue opportunities.”

To view SKYX’s technologies in action, click here: Link to video.

About SKYX Platforms Corp.

As electricity is a standard in every home and building, our mission is to make homes and buildings become safe-advanced and smart as the new standard. SKYX has a series of highly disruptive advanced-safe-smart platform technologies, with over 97 U.S. and global patents and patent pending applications. Additionally, the Company owns over 60 lighting and home decor websites for both retail and commercial segments. Our technologies place an emphasis on high quality and ease of use, while significantly enhancing both safety and lifestyle in homes and buildings. We believe that our products are a necessity in every room in both homes and other buildings in the U.S. and globally. For more information, please visit our website at https://skyplug.com/ or follow us on LinkedIn.

Forward-Looking Statements

Certain statements made in this press release are not based on historical facts but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “aim,” “anticipate,” “believe,” “can,” “could,” “continue,” “estimate,” “expect,” “evaluate,” “forecast,” “guidance,” “intend,” “likely,” “may,” “might,” “objective,” “ongoing,” “outlook,” “plan,” “potential,” “predict,” “probable,” “project,” “seek,” “should,” “target” “view,” “will,” or “would,” or the negative thereof or other variations thereon or comparable terminology, although not all forward-looking statements contain these words. These statements reflect the Company’s reasonable judgment with respect to future events and are subject to risks, uncertainties and other factors, many of which have outcomes difficult to predict and may be outside our control, that could cause actual results or outcomes to differ materially from those in the forward-looking statements. Such risks and uncertainties include statements relating to the Company’s ability to successfully launch, commercialize, develop additional features and achieve market acceptance of its products and technologies and integrate its products and technologies with third-party platforms or technologies; the Company’s efforts and ability to drive the adoption of its products and technologies as a standard feature, including their use in homes, hotels, offices and cruise ships; the Company’s ability to capture market share; the Company’s estimates of its potential addressable market and demand for its products and technologies; the Company’s ability to raise additional capital to support its operations as needed, which may not be available on acceptable terms or at all; the Company’s ability to continue as a going concern; the Company’s ability to execute on any sales and licensing or other strategic opportunities; the possibility that any of the Company’s products will become National Electrical Code (NEC)-code or otherwise code mandatory in any jurisdiction, or that any of the Company’s current or future products or technologies will be adopted by any state, country, or municipality, within any specific timeframe or at all; risks arising from mergers, acquisitions, joint ventures and other collaborations; the Company’s ability to attract and retain key executives and qualified personnel; guidance provided by management, which may differ from the Company’s actual operating results; the potential impact of unstable market and economic conditions on the Company’s business, financial condition, and stock price; and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission, including its periodic reports on Form 10-K and Form 10-Q. There can be no assurance as to any of the foregoing matters. Any forward-looking statement speaks only as of the date of this press release, and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by U.S. federal securities laws.

Investor Relations Contact:

Jeff Ramson

PCG Advisory

jramson@pcgadvisory.com